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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated January 28, 2000, except for the second and sixth paragraphs under "Stock Compensation Plans" in note 6 to the financial statements and the third paragraph under "Deferred Compensation" in note 6 to the financial statements as to which the date is February 29, 2000, in the Registration Statement on Form S-1 and related Prospectus of InterMune Pharmaceuticals, Inc. for the registration of 2,000,000 shares of its common stock.

                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
September 7, 2000